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Axiall Corporation

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On May 9, 2016, Axiall Corporation issued the following press release and investor presentation.

Axiall Files Investor Presentation

Highlights Board’s Focus on Delivering Full and Fair Value

for All Axiall Stockholders

Outlines Facts Supporting Board’s Belief That Westlake’s Proposal Is Inadequate and Opportunistic

Recommends Stockholders Vote the WHITE Proxy Card “FOR” All Nine

of Axiall’s Highly Qualified and Experienced Directors

ATLANTA – May 9, 2016 – Axiall Corporation (NYSE: AXLL) today announced that it has filed an investor presentation with the SEC in connection with its 2016 annual meeting of stockholders to be held on June 17, 2016. Axiall stockholders of record as of the close of business on May 4, 2016 will be entitled to vote at the annual meeting.

The investor presentation details how the Axiall Board of Directors is focused on delivering full and fair value for all stockholders, the Board’s efforts to engage in meaningful discussions with Westlake and other third parties and the bases for the Board’s beliefs that Westlake’s proposal significantly undervalues Axiall’s high quality assets, the company’s growth potential and the synergies available in a potential combination and that Westlake’s fundamentals are deteriorating and risky. The presentation further outlines Axiall’s beliefs that changing the Axiall Board now will delay the strategic process, as new directors would be essentially starting over, and that the addition of directors nominated and compensated by Westlake could have a chilling effect on other parties in the process. Axiall has made the presentation available on its investor relations page, as well as at www.axiall.com/2016-Annual-Meeting.

The Axiall Board of Directors strongly recommends that stockholders vote on the WHITE proxy card “FOR” all nine of Axiall’s highly qualified and experienced directors: William L. Mansfield (Independent Chairman), T. Kevin DeNicola, Patrick J. Fleming, Robert M. Gervis, Victoria F. Haynes, Timothy Mann, Jr., Michael H. McGarry, Mark L. Noetzel and David N. Weinstein.

The presentation highlights how:

Axiall’s Board is focused on delivering full and fair value for all stockholders and is not opposed to a strategic transaction – with Westlake or otherwise. It is opposed to inadequate value

•	Axiall Did Negotiate with Westlake and Remains Open to Negotiations

•	Initiated negotiations with Westlake

•	Led by Axiall’s Non-Executive Chairman, another independent director and CEO

•	Shared extensive non-public information and feedback

•	Westlake terminated negotiations

•	Axiall remains willing to negotiate

•	Axiall Has Opened Strategic Alternatives Discussions with Third Parties

•	Willing to consider strategic alternatives that are value-enhancing for all Axiall stockholders

•	Currently engaged in ongoing discussions and have provided extensive non-public information, expert sessions and synergy discussions

Axiall believes that Westlake’s proposal is opportunistic and inadequate and that ~$23 per share is simply not enough for Axiall’s business

•	Opportunistic Timing:

•	Chlor-alkali industry is improving from a cyclical trough

•	Westlake’s fundamentals expected to deteriorate with polyethylene cycle

•	Proposal is below where Axiall’s share price was a few months ago and for the vast majority of the past 5 years

•	Westlake built ~30% of its stake at prices above initial offer price of $20/share

•	Over past 5 years, Westlake has launched 2 sets of opportunistic proposals at troughs in the cycle

•	Questionable Multiples:

•	6.1x Axiall’s average EBITDA from 2013-2015

•	3.9x on a synergy-adjusted basis

•	Significantly below recent industry multiples, including Dow/Olin transaction

•	Bid is only 37% of replacement cost

•	Unconventional View of Synergies:

•	After a thorough review, Axiall estimates synergies could be as high as $265MM, significantly above the $90-$100MM suggested by Westlake

•	Axiall synergy view supported by comparable precedent chemical deals

•	Westlake’s latest synergy estimate (2% - 3% of target sales) would be among the lowest of historical precedent chemical transactions

•	Appears to Ascribe No Value to Axiall’s Upside:

•	Third parties forecast a significant improvement in chlor-alkali industry fundamentals

•	Westlake would benefit from Axiall’s exposure to improved fundamentals given its own deteriorating fundamentals in polyethylene

Axiall’s Board believes that Westlake’s fundamentals are deteriorating and risky and that Westlake would benefit from the upside in Axiall

•	Westlake’s Earnings Power in Decline:

•	According to Thomson IBES Consensus estimates, Westlake’s net income is expected to decline 34% by 2018, compared to 2014 earnings

•	Westlake Underperformed Its Key Competitor LyondellBasell Despite Benefiting from the Ethylene Supercycle:

•	Compared to LyondellBasell Industries NV’s total stockholder return of 182%, 44% and -18% over the past five-, three- and one-year periods, Westlake’s total stockholder return was 75%, 10% and -33%, respectively

Axiall’s Board is highly independent, experienced, and open to all alternatives to drive stockholder value – stockholders deserve a Board that will work to get full and fair value for all stockholders

•	A Vote for Axiall’s Board:

•	Independent

•	Committed to running a fair, robust process with integrity

•	Actively working to get full and fair value for all stockholders

•	Open to a strategic transaction that creates fair value for stockholders

•	Working to ensure that Westlake or any other party pays a full and fair price for Axiall’s high-quality assets if a transaction is to be pursued

•	Best-in-class corporate governance

•	A Vote for Westlake’s Nominees:

•	Paid by Westlake

•	Agreed to be nominated when Westlake proposed $20/share

•	Expected to add unnecessary delays given that Westlake’s nominees lack current knowledge of Axiall’s prospects and the state of strategic discussions

•	Other potential interested parties could conclude that a Westlake acquisition is inevitable

•	May provide negotiating leverage for Westlake

Axiall believes that the current Board, not Westlake’s Nominees, are best positioned to direct Axiall’s future. The facts cannot be distorted:

•	Axiall’s Board is open to a strategic transaction that provides full and fair value for all stockholders

•	Axiall’s Board and management listens to stockholders and acts in their best interest

•	Axiall negotiated with Westlake and Westlake abruptly terminated discussions

•	Axiall has also engaged in strategic discussions with other parties

•	Axiall’s Board has unanimously rejected Westlake’s proposal as opportunistic and inadequate

Morgan Stanley & Co. LLC and Barclays are acting as financial advisors to Axiall and Jones Day is acting as legal counsel. The Axiall Board has retained Weil, Gotshal & Manges LLP as its counsel.

About Axiall

Axiall Corporation is a leading integrated chemicals and building products company. Headquartered in Atlanta, Axiall has manufacturing facilities located throughout North America and in Asia to provide industry-leading materials and services to customers. For more information, visit www.axiall.com.

For information related to the Axiall Corporation 2016 annual meeting of stockholders, please see www.axiall.com/2016-Annual-Meeting. Shareholders with questions may call our proxy solicitor, Innisfree M&A Incorporated, toll-free from the U.S. or Canada at (877) 456-3427, or at +1 (412) 232-3651 from other locations.

Additional Information

In connection with its 2016 annual meeting of stockholders, Axiall has filed a definitive proxy statement and other documents regarding the meeting with the SEC and has mailed the definitive proxy statement and a WHITE proxy card to each stockholder of record entitled to vote at the meeting. STOCKHOLDERS ARE ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain the documents free of charge at the SEC’s website, www.sec.gov, and from Axiall at its website, www.axiall.com, or 1000 Abernathy Road NE, Suite 1200, Atlanta, GA 30328, Attention: General Counsel.

Forward-Looking Statements Disclaimer

This release contains “forward-looking statements” as defined in, and subject to the safe harbor provisions of, the federal securities laws. These forward-looking statements relate to, among other things, Axiall’s anticipated financial performance and prospects; Axiall’s plans and objectives for future operations; and statements relating to the solicitation of proxies of Axiall’s stockholders in connection with the 2016 Annual Meeting. Forward-looking statements are based on management’s assumptions regarding, among other things, general economic and industry-specific business conditions and the continued execution of Axiall’s business strategy, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, uncertainties regarding future actions that may be taken by Westlake in furtherance of its unsolicited acquisition proposal or its nomination of director candidates for election at the 2016 Annual Meeting; potential operational disruption caused by Westlake’s future actions that may make it more difficult to maintain relationships with customers, employees or suppliers; risks related to the exploration of strategic alternatives, including risks related to the feasibility and timing of any such transaction, as well as the realization of the expected benefits of any transaction to the Company and its stockholders; the results of Axiall’s process to sell its Building Products business and the proceeds, if any, realized therefrom; Axiall’s ability to successfully implement its strategy to create sustainable, long-term stockholder value; Axiall’s ability to successfully implement and administer its cost-saving initiatives (including its restructuring programs) and produce the desired results (including projected savings); future prices for Axiall’s products; industry capacity levels for Axiall’s products, raw materials and energy costs and availability, and feedstock availability and prices; changes in governmental and environmental regulations; the adoption of new laws or regulations that may make it more difficult or expensive to operate Axiall’s businesses or manufacture its products; Axiall’s ability to generate sufficient cash flows from its business; future economic conditions in the specific industries to which Axiall’s products are sold; global economic conditions; competition within Axiall’s industry; complications resulting from Axiall’s multiple enterprise resource planning (“ERP”) systems and the implementation of its new ERP systems; Axiall’s failure to adequately protect its data and technology systems; costs resulting from complications or delays relating to Axiall’s arrangements with Lotte Chemical USA Corporation related to the ethane cracker (ethylene manufacturing plant) being constructed in Lake Charles, Louisiana; Axiall’s failure to realize the benefits of, and/or disruptions resulting from, any asset dispositions, asset acquisitions, joint ventures, business combinations or other transactions; and other factors discussed in Axiall’s SEC filings from time to time, including Axiall’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent quarterly reports on Form 10-Q. The risks and uncertainties above are not the only risks Axiall faces. Additional risks and uncertainties not presently known to Axiall or that it believes to be immaterial also may adversely affect Axiall. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on Axiall’s business, financial condition and results of operations. Axiall does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized.

Contacts

Axiall Corporation

Investor Relations

Martin Jarosick, 1-770-395-4524

or

Media

Chip Swearngan, 1-678-507-0554

or

Joele Frank, Wilkinson Brimmer Katcher

Joele Frank, Michael Freitag, or Averell Withers, 1-212-355-4449

Axiall’s Strategy for Getting Full and Fair Value for All Stockholders May 2016

Additional Information   In connection with its 2016 annual meeting of stockholders (the “2016 Annual Meeting”), Axiall has filed a definitive proxy statement and other documents regarding the 2016 Annual Meeting with the Securities and Exchange Commission (“SEC”) and has mailed the definitive proxy statement and a WHITE proxy card to each stockholder of record entitled to vote at the 2016 Annual Meeting. STOCKHOLDERS ARE ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain the documents free of charge at the SEC’s website, www.sec.gov, and from Axiall at its website, www.axiall.com, or 1000 Abernathy Road NE, Suite 1200, Atlanta, GA 30328, Attention: General Counsel.   Forward-Looking Statements Disclaimer   This presentation contains “forward-looking statements” as defined in, and subject to the safe harbor provisions of, the federal securities laws. These forward-looking statements relate to, among other things, Axiall’s anticipated financial performance and prospects; Axiall’s plans and objectives for future operations; and statements relating to the solicitation of proxies of Axiall’s stockholders in connection with the 2016 Annual Meeting. Forward-looking statements are based on management’s assumptions regarding, among other things, general economic and industry-specific business conditions and the continued execution of Axiall’s business strategy, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, uncertainties regarding future actions that may be taken by Westlake in furtherance of its unsolicited acquisition proposal or its nomination of director candidates for election at the 2016 Annual Meeting; potential operational disruption caused by Westlake’s future actions that may make it more difficult to maintain relationships with customers, employees or suppliers; risks related to the exploration of strategic alternatives, including risks related to the feasibility and timing of any such transactions, as well as the realization of the expected benefits of any transaction to the Company and its stockholders; the results of Axiall’s process to sell its Building Products business and the proceeds, if any, realized therefrom; Axiall’s ability to successfully implement its strategy to create sustainable, long-term stockholder value; Axiall’s ability to successfully implement and administer its cost-saving initiatives (including its restructuring programs) and produce the desired results (including projected savings); future prices for Axiall’s products; industry capacity levels for Axiall’s products, raw materials and energy costs and availability, and feedstock availability and prices; changes in governmental and environmental regulations; the adoption of new laws or regulations that may make it more difficult or expensive to operate Axiall’s businesses or manufacture its products; Axiall’s ability to generate sufficient cash flows from its business; future economic conditions in the specific industries to which Axiall’s products are sold; global economic conditions; competition within Axiall’s industry; complications resulting from Axiall’s multiple enterprise resource planning (“ERP”) systems and the implementation of its new ERP systems; Axiall’s failure to adequately protect its data and technology systems; costs resulting from complications or delays relating to Axiall’s arrangements with Lotte Chemical USA Corporation related to the ethane cracker (ethylene manufacturing plant) being constructed in Lake Charles, Louisiana; Axiall’s failure to realize the benefits of, and/or disruptions resulting from, any asset dispositions, asset acquisitions, joint ventures, business combinations or other transactions; and other factors discussed in Axiall’s SEC filings from time to time, including Axiall’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent quarterly reports on Form 10-Q. The risks and uncertainties above are not the only risks Axiall faces. Additional risks and uncertainties not presently known to Axiall or that it believes to be immaterial also may adversely affect Axiall. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on Axiall’s business, financial condition and results of operations. Axiall does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized. Forward-Looking Statements

Key Messages Axiall’s Board is focused on getting full and fair value for all stockholders – we are not opposed to a strategic transaction We believe Westlake’s proposal is opportunistic and inadequate We believe Westlake’s fundamentals are deteriorating and risky We believe Axiall’s highly-experienced Board is best positioned to direct Axiall’s future We believe despite Westlake’s assertions, Axiall’s Board has acted in stockholders’ best interests 1 5 2 3 4

Axiall Is Focused on Getting Full and Fair Value for All Stockholders Axiall’s Board is not opposed to a strategic transaction; it is opposed to inadequate value Axiall Did Negotiate with Westlake Axiall Is Also Engaging with Other Parties Initiated negotiations with Westlake Led by Axiall’s Non-Executive Chairman, another director and CEO Occurred after Westlake’s hostile escalation of situation Shared extensive non-public information and feedback Detailed management presentation Numerous expert sessions Access to dataroom Substantial feedback to Westlake on potential synergies Westlake terminated negotiations Axiall remains willing to negotiate Opened strategic alternatives discussions with third parties Willing to consider strategic alternatives that are value-enhancing for all Axiall stockholders Currently engaged in ongoing discussions and have provided extensive non-public information, expert sessions and synergy discussions A B 1

Record Shows Axiall’s Willingness to Negotiate Jan 29, 2016 Mar 8, 2016 Mar 14, 2016 Mar 15-29, 2016 Mar 29, 2016 Mar 31, 2016 Apr 3, 2016 Apr 4, 2016 Axiall’s Stockholder Friendly Actions Westlake’s Unilateral Approach Apr 8, 2016 Westlake submits its initial indication of interest of $20.00 per share Axiall’s Chairman, another independent director and CEO travel to Houston to meet with Westlake, provide additional feedback and offer a framework for negotiation of a possible transaction Despite notice that Axiall intends to engage, Westlake increases hostilities ahead of meeting with March 7 press release Parties sign confidentiality and standstill agreement allowing Westlake to make acquisition proposals and pursue Board nominations despite access to non-public information and management Axiall provides extensive management presentation, numerous expert sessions and access to dataroom Axiall provides feedback on Westlake’s synergy assessment of ($60MM) and offers to explain amount and allocation of synergy value At Westlake’s request; Axiall includes Westlake in Building Products sale process Westlake submits second proposal ($14.00 in cash and 0.1967 in Westlake stock per Axiall share) without providing feedback to Axiall as to how it arrived at this value Westlake demands a response by March 31, 2016 (again in only 48 hours) Axiall rejects the revised proposal by Westlake’s deadline, providing feedback and informing Westlake that: Axiall is not opposed to a strategic transaction that delivers full and fair value to Axiall stockholders Axiall remains willing to negotiate Westlake formally terminates discussions Westlake publishes its revised proposal and files its preliminary proxy materials seeking to replace the entire Axiall Board Westlake declines to participate in Axiall’s Building Products sale process after requesting to be included a month earlier We believe the record indicates Westlake always preferred a hostile route as opposed to a negotiated transaction 1 Jan 25, 2016 Axiall’s Board gives Westlake feedback that initial proposal is inadequate Less than 48 hours after Axiall feedback to initial offer, Westlake publicizes its initial unsolicited proposal without providing feedback to Axiall Westlake begins to accumulate substantial amounts of Axiall shares, many at prices higher than its subsequent initial unsolicited proposal Oct 2015 – Jan 2016

# We Believe Westlake's Proposal is Opportunistic and Inadequate

2

## ~$23 per share is simply not enough for Axiall's business

**Opportunistic Timing**

- Chlor-alkali industry is improving from a cyclical trough [1]
- Westlake's fundamentals expected to deteriorate with polyethylene cycle [1]
- Proposal is below where Axiall's share price was a few months before the unsolicited bid
- Westlake built ~30% of its stake at prices above initial offer price of $20 / share

**Indefensible Multiples**

- 6.1x Axiall's average EBITDA from 2013-2015 [2]
- 3.9x on a synergy-adjusted basis [2]
- Significantly below recent industry multiples, including Dow / Olin transaction
- Bid is only 37% of replacement cost [4]

| | Westlake's Revised Offer [2] | Dow-Olin Transaction [3] |
|---|---|---|
| Unadjusted | 6.1x | 7.8x |
| Synergy Adjusted | 3.9x | 6.0x |

**Understates Synergies**

- After a thorough review, Axiall estimates synergies could be as high as $265MM, significantly above the $90-$100MM suggested by Westlake
- Axiall synergy view supported by comparable precedent chemical deals
- Westlake's latest synergy estimate (2% - 3% of target sales) would be among the lowest of historical precedent chemical transactions [5]

**Ascribes No Value to Axiall's Upside**

- Third parties forecast a significant improvement in chlor-alkali industry fundamentals [1]
- Westlake would benefit from Axiall's exposure to improved fundamentals to rescue its own deteriorating fundamentals in polyethylene

1. *Based on IHS Chemical forecast for North American ECU margins and polyethylene margins*
2. *Based on average 2013 to 2015 EBITDA of $476MM; assumes $265MM of synergies; offer price based on market data as of 5/6/16*
3. *Based on Dow Chlorine Products' 2014A EBITDA which is representative of Axiall's mid-cycle 2013 to 2015 average*
4. *Based on management estimated $7.8Bn replacement cost of chemical and energy assets and market value of Building Products, Compounds and Water Treatment assets*
5. *Based on selected precedent chemical transactions since 1998 with transaction size >$300MM*

6 | Axiall – May 2016

# We Believe Westlake's Timing is Opportunistic

2

## Axiall Stock Price vs. Westlake's Current Proposals (0.1967x WLK shares + $14.00 cash)

- Over the past 5 years, Westlake has launched 2 sets of opportunistic proposals at troughs in the cycle
- Since Jan. 1, 2011, Axiall's stock price has traded above Westlake's Jan. 22 proposal **92.5%** of the time and the current proposal **88.7%** of the time
- Over the same period, Westlake's proposal terms undervalued Axiall by an average of **27.6%**



AXLL Stock Price
Implied Value, WLK April 4, 2016 Terms (0.1967 WLK shares + $14 cash)
Jan. 13, 2012
Westlake publicly announces a proposal to acquire Axiall, after acquiring a 4.8% stake in Axiall(1)
May 4, 2012
Westlake withdraws its proposal to acquire Axiall(1)
Jan. 29, 2016
Westlake publicly discloses a proposal to acquire Axiall, after acquiring a 4.4% stake in Axiall
$70
$60
$50
$40
$30
$20
$10
$0
JAN - 11
JUL - 11
JAN - 12
JUL - 12
JAN - 13
JUL - 13
JAN - 14
JUL - 14
JAN - 15
JUL - 15
JAN - 16

*Source: Capital IQ; Implied historical values of current WLK proposal based on Jan. 1, 2011 to Jan. 28, 2016, the day prior to WLK's public unsolicited bid*

*1. Refers to Axiall's predecessor, Georgia Gulf*

7 | Axiall – May 2016

Source: Management Calculated based on 2015 actual production volume of caustic and PVC. Incremental share price benefit assumes illustrative 6.0x AV / EBITDA and 70.6 million basic shares outstanding Incremental PVC Margin (¢/lb) Incremental Caustic Price ($/ton) Incremental PVC Margin (¢/lb) Incremental Caustic Price ($/ton) Incremental Share Price Benefit at 8.0x 1 Incremental Share Price Benefit at 6.0x 1 We believe Axiall stockholders should benefit from asymmetric risk / reward dynamics from trough conditions Highly sensitive to EBITDA multiple assumption Axiall’s Upside Potential $20/t price increase in caustic expected to lead to an approximately $48 million increase in Axiall’s annual EBITDA1 2¢/lb increase in PVC margin expected to lead to an approximately $50 million increase in Axiall’s annual EBITDA1 2

Selected Historical Synergies of Precedent Chemical Transactions | 1998-YTD | >US$300MM Synergies as % of Target Sales Westlake Synergy Estimates Not Consistent with Precedent Deals Precedent Chemical Transactions >90% of Selected Chemical Deals Have Synergies in Excess of Westlake’s Latest Estimate Source: Precedent transaction synergies based on public sources including company press releases and equity research Westlake’s Initial $60MM Synergy Estimate Westlake’s Revised $90-$100MM Synergy Estimate Average: 6.8% Axiall’s $155MM Synergy Estimate (Low End) Axiall’s $265MM Synergy Estimate (High End) 2

Westlake Underperformed Its Key Competitor Lyondellbasell Despite Benefiting From The Ethylene Supercycle Westlake’s Earnings Power in Decline We Believe Westlake’s Fundamentals Are Deteriorating And Risky Does Westlake need the upside in Axiall to rescue its own deteriorating fundamentals? $ millions Net Income Total Stockholder Return 34% Decline Source: Thomson IBES Consensus; market data as of 5/6/16 Source: Capital IQ; market data as of 5/6/16 3

Low Density Polyethylene (PE) Margin / Electrochemical (ECU) Margin We Believe Westlake’s Fundamentals Are At a Peak and Axiall’s Are At a Trough Favorable for Westlake Favorable for Axiall Chlorovinyls 79% Building Products 21% Westlake Axiall We believe that Westlake’s PE driven fundamentals can be expected to deteriorate vs. Axiall’s ECU-driven fundamentals Source: IHS Chemical, Company disclosures Based on 2015A EBITDA; excludes corporate Vinyls 32% Olefins 68% Line Represents Westlake Key Profitability Driver (PE Margin per ton) ÷ Axiall Key Profitability Driver (ECU Margin per ton) “We believe peak margins for US based integrated ethylene / polyethylene producers this cycle have passed…” “This could reduce EPS at…WLK by 72% from robust 2015 levels, all else equal” “Our base case assumes…a 59% reduction in our WLK EPS in 2018E from 2015 levels” - Goldman Sachs Equity Research, 3/14/16 How will Westlake’s stock perform in a declining ethylene market? 3

Axiall’s Board is Highly Independent, Experienced, and Open to All Alternatives to Drive Stockholder Value Highly Independent: The Board is independent, active and engaged; it has challenged and continues to challenge management to drive the best possible results for stockholders Our Non-Executive Chairman, William Mansfield, and our independent directors are committed to working with management to aggressively enhance the company’s financial and operational performance and maximize stockholder value Supermajority of directors are independent Average independent director tenure is under 7 years (lower than the S&P 500’s 8.5-year average2) and the balanced mix of tenure is designed to include both new insight and long-term perspectives Highly Experienced: Each independent director was chosen as part of a deliberate process driven by the independent directors to build a skilled, diverse and knowledgeable Board Senior executive management experience; public company board experience Deep industry knowledge and expertise Experience executing M&A transactions and evaluating investments; financial services expertise Significant understanding of Axiall’s business, markets and the current strategic alternatives processes underway 1-4 years 4 directors 5-8 years 4 directors > 8 years 1 director Independent Outsiders CEO Independent Leadership and Oversight1 All directors other than the CEO are independent New Insight and Long-Term Perspective Average independent director tenure is less than 7 years Based on directors up for re-election (9 total) Source: 2015 Spencer Stuart Board Index Report We believe Axiall’s highly independent Board is best positioned to maximize stockholder value 4

We Believe Axiall’s Current Board is Best Positioned to Direct Axiall’s Future Paid by Westlake Agreed to be nominated when Westlake proposed $20/share Expected to add unnecessary delays given that Westlake’s nominees lack current knowledge of Axiall’s prospects and the state of strategic discussions Other potential interested parties could conclude that a Westlake acquisition is inevitable May provide negotiating leverage for Westlake Independent Committed to running a fair, robust process with integrity Actively working to get full and fair value for all stockholders Open to a strategic transaction that creates fair value for stockholders Working to ensure that Westlake or any other party pays a full and fair price for Axiall’s high-quality assets if a transaction is to be pursued Stockholders deserve a Board that will work to get full and fair value for all stockholders A Vote for Axiall’s Board A Vote for Westlake’s Nominees 4

Westlake’s Corporate Governance Raises Red Flags for Axiall Stockholders No controlling stockholder Annual elections for all directors by widely held institutional stockholder base All non-executive directors are independent under NYSE rules Average age of independent directors is 61 and average tenure is <7 years Since 2012, five new directors added to Board, bringing fresh perspectives Broad industry expertise across a range of disciplines that are critical to Axiall’s business, including consumer, professional and industrial products and applications Westlake is a family-controlled company, with Chao family owning 70% of Westlake’s common stock Chairman of the Board is not independent 5 of 8 Board members have served 10 years or more ISS gives Westlake among the lowest Corporate Governance Scores (1) ISS withhold recommendations to re-elect James Chao (2015) and Dorothy Jenkins (2014) Exposure that Westlake stockholders may have to recent IRS MLP rule proposals which could negatively impact Westlake Chemical Partners LP (2) Westlake’s governance profile and track record causes us to doubt its ability to provide stockholders with robust, independent oversight at the Board level Westlake Axiall Source: ISS Quickscore. Westlake 2016 score of 9 out of 10 on a scale of 1 to 10, where 10 indicates a higher governance risk Minority WLK equity investors may have exposure to negative impacts of future wind-down of WLK Partners due to negative IRS ruling 4

Setting the Record Straight: Axiall’s Board Has Acted in Stockholders’ Best Interests Axiall remains willing to negotiate with Westlake Axiall opened negotiations with in-person meeting with management and directors, even after escalation of hostile posture by Westlake Westlake is responsible for terminating negotiations with Axiall Westlake has maintained a consistently adversarial posture and provided no rationale for its valuation and unconventional view of synergies In an effort to obtain full and fair value for all stockholders, Axiall will continue to engage with other third parties and evaluate all strategic alternatives Axiall has provided extensive diligence access to Westlake: Hosted Westlake for an extensive management presentation Expert sessions, including separate sessions for HR, Environmental, IT, Commercial, Tax, Operations and Building Products Access for Westlake and its advisors to an extensive data room Offered to conduct in-person synergy session to validate Axiall position on synergies Westlake continues to emphasize M&A actions from 2006 and 2011, which were not driven by the current team New management team was brought in to manage the business today, not re-live the past One-half of Board elected since 2011 The new leadership team at Axiall has aggressively moved to streamline operations, improve manufacturing reliability and cut costs Focus on Prior Team’s Track Record? Provided Limited Diligence? Unwilling to Engage? WLK Assertion Fact 5

Axiall’s Board is Committed to Responsible Stewardship Your Board is focused on getting full and fair value for all stockholders Your Board and management team listens to stockholders and acts in their best interest Examples include leadership changes, Building Products improvement and sale, negotiating with Westlake and initiating discussions with other parties Your Board is open to strategic alternatives that provide full and fair value for stockholders We negotiated with Westlake Your Board and CEO initiated negotiations in spite of Westlake’s persistently hostile posture Provided substantial non-public information, including access to our data room Offered a detailed synergies session to inform Westlake of the synergy opportunity Westlake abruptly terminated discussions We remain willing to engage with Westlake We have also engaged in strategic discussions with other parties We believe Westlake’s proposal is opportunistic and inadequate What price did Westlake expect to pay when it bought shares as high as $22 and purchased ~30% of its stake above $20 / share? We Believe Axiall’s Current Board, Not Westlake’s Nominees, Are Best Positioned to Direct Axiall’s Future 5

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Axiall is a Leader in Chemicals + electricity Transform products from nature – salt, water and natural gas – into chlorine and caustic soda Chlorovinyls (~75% of sales) End-use applications: plastic pipe and pipe fittings, siding and window frames, high-quality plastics, and coatings for wire and cable, paper, minerals, metals and water treatment industries NaCl + H2O Cl- = Chlorine NaOH = Caustic Soda Building Products (~25% of sales) Products: window and door profiles, trim, mouldings, deck, siding, pipe and pipe fittings products Offers a broad portfolio of innovative, low-maintenance and highly durable vinyl building materials 3rd largest chlor-alkali producer 2nd largest vinyl chloride monomer producer 3rd largest siding manufacturer A leading North American manufacturer and marketer of integrated chlorovinyls and vinyl-based building products One of the lowest cost producers of chlor-alkali and derivative products in the world. Products include: Chlorine Caustic soda Vinyl chloride monomer (VCM) Vinyl resins Vinyl compounds Plasticizers 3.4Bn FY15 Revenue 330M FY15 Adjusted EBITDA (1) 4.8k Employees (2) Key Statistics Market Position Adjusted EBITDA as defined in 10-K for period ending December 31, 2015 As of April 2016

Well-Balanced Group of Current Directors Brings Knowledge and Experience Non-Executive Chairman of the Board Former Chairman and CEO of Valspar Corp. Deep experience in paint and coatings industry Public company board experience Director, President & CEO, Axiall Corporation Held senior positions at Axiall since 2012 Extensive M&A and corporate governance experience Director Former CFO of Lyondell Chemical Company Significant experience leading a global engineering, construction and services company Finance and M&A experience Public company board experience Director Former CEO of Calortex Unique knowledge of the company’s history and opportunities/challenges Deep experience in gas industry Public company board experience Director Senior executive experience at Fidelity Investments expertise Extensive investment and complex transactional experience Director Former CEO of RTI International and former CTO of BF Goodrich Corporation Experience developing and assessing strategies in technology and R&D Public company board experience Director Director and Chief Executive Officer, PPG Experience in chlor-alkali and derivatives Extensive public company and operations experience Director Former Group Vice President of BP Experience within energy and fuel industries Logistical and operational experience Public company board experience Director* Former Vice President of IBM Extensive accounting and financial experience Senior leadership experience Deep public company board experience Director Former Managing Director at Calyon Securities Extensive banking and business reorganization experience Experience in capital markets and finance Former chairman of public chemicals company *Not standing for re-election at 2016 AGM William L. Mansfield Tim Mann T. Kevin DeNicola Patrick J. Fleming Robert M. Gervis Dr. Victoria Haynes Michael H. McGarry Mark L. Noetzel Robert Ripp David N. Weinstein

Axiall Board’s History of Responsiveness to Stockholders Review and Execution of Strategic Alternatives Reduced Cost Structure Refreshed Senior Management Currently underway Initiated a process to explore strategic alternatives, including a potential sale of all or part of Axiall’s business Review of potential strategic alternatives for Building Products business, including the possible sale of all or part of that business Completed Formed a joint venture to construct a 1 million metric ton/year ethane cracker that will permit the Company to achieve substantial ethylene integration Completed sale of La Porte, TX chemical manufacturing facility in April 2015 Sold aromatics business for $62.9M in October 2015 Sold two non-core Building Products businesses (Solucor compound additives business and window and door profiles business ) Your Board is engaged, responsive and open to all alternatives to drive stockholder value July 5, 2015: Replaced our CEO with current CEO Tim Mann July 28, 2015: Replaced our EVP, Chemicals and promoted William Doherty to SVP, Chemicals September 25, 2015: Replaced our EVP, Building Products and promoted Simon Bates to SVP, Building Products Identified $100 million, ~33% of 2015 operating expenses, cost improvements and launched initiative to achieve such cost improvements in 2015 Actions taken to date exceed $100 million run rate by December 2016 Capital Allocation In 2015, Axiall returned approximately $46 million in cash dividends to stockholders Generated over $100 million in cash since September 2015 through sale of non-core, low return assets

Proof is in the Numbers: Westlake’s Recent Results Quarterly Revenue Year-Over-Year % Change Quarterly EBITDA Year-Over-Year % Change “Our quarterly results reflect lower integrated margins for our major products, as sales price decreased following the continued declined of global crude oil prices” “Net sales for the first quarter of 2016 decreased by $128 million compared to the first quarter of 2015 mainly due to lower sales prices for all of our major products…” “The decrease in results was mostly due to lower Olefins integrated product margins, primarily as a result of reduced sales price” Quotes from Westlake Q1 2016 Earnings Source: Company filings, earnings transcript